AMERICAN UNITED GLOBAL, INC.
                       LIFETIME HEALTHCARE SERVICES, INC.
                             NEW YORK MEDICAL, INC.
                                 2 Jericho Plaza
                             Jericho, New York 11753



FOR IMMEDIATE RELEASE - SEPTEMBER 17, 2003

AMERICAN UNITED GLOBAL, INC. ANNOUNCES THE SIGNING OF A CONTRACT TO ACQUIRE THE REMAINING 45% OF THE CAPITAL STOCK OF NEW YORK MEDICAL, INC. AND PRO-FORMA RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003

JERICHO,  NY, September 17, 2003 -- American United Global,  Inc.  ("AUGI") (OTC
BB: AUGB) announced today that it has entered into a share exchange agreement with its wholly-owned subsidiary Lifetime Healthcare Services, Inc., Lifetime's 55% owned subsidiary, New York Medical, Inc. ("NYMI") and The NYMI Employees Stock Ownership Plan and Trust (the "ESOP"), under which the ESOP will transfer to Lifetime its 45% interest in the outstanding NYMI capital stock in exchange for $4,500,000 of AUGI's 6.5% Series B-4 convertible, redeemable preferred stock (the "B-4 Preferred"). Each of the 150,000 shares of AUGI B-4 Preferred is convertible into 7.5 shares of AUGI common stock (an effective conversion price of $4.00 per share). As previously announced, on June 17, 2003, AUGI acquired, through its acquisition of Lifetime, 55% of the capital stock of NYMI. As a result of these transactions, upon consummation of the share exchange with the ESOP, AUGI will, through Lifetime, own 100% of the capital stock of NYMI.

Consummation of the share exchange transaction with the ESOP is subject to certain conditions, including receipt of a fairness opinion from an investment banking firm and satisfaction of certain payment obligations to affiliates of Dr. Jonathan Landow, who serves as President and CEO of NYMI and is a director of AUGI. Such payment obligations aggregate approximately $6.7 million, of which approximately $4.7 million is due on October 17, 2003, and an additional $2.0 million is payable in March 2004. AUGI is in the process of raising capital to meet these obligations, failing which it could be required to sell its equity in NYMI.

NYMI operates a healthcare practice management business that provides management services and facilities to a variety of healthcare practitioners who specialize in the areas of neurology, orthopedics, physical medicine and rehabilitation, internal medicine, pain management, physical therapy, massage therapy and acupuncture. NYMI provides its management and facilities services to a professional corporation that is currently owned and controlled by Dr. Jonathan Landow, a New York licensed physician, as well as to certain other licensed healthcare practitioners.


NYMI's net revenues for its fiscal year ended December 31, 2002 were approximately $7.6 million, and net income for such fiscal period was approximately $500,000. For its first fiscal quarter ended March 31, 2003, NYMI earned approximately $750,000 before taxes on net revenues of approximately $2.9 million. For the six months ended June 30, 2003, pre-tax income and net revenues were approximately $1.57 million and $5.8 million, respectively.


Assuming that the required payment obligations had been made and that the acquisition of 100% of the capital stock of Lifetime and NYMI had occurred on January 1, 2002, the following sets forth certain pro-forma condensed consolidated financial information of AUGI for the year ended December 31, 2002 and the six months ended June 30, 2003.




In thousands, except per share data (unaudited)                    Year Ended            Six Months Ended
                                                                December 31, 2002          June 30, 2003
                                                                -----------------          -------------

Revenue from management services                                     $7,649                   $5,791
Net (loss) income                                                       (45)                     468

Cumulative dividend on allocated
    Series B-4 preferred stock                                         (158)                     (79)

Net (loss) income applicable to common stock                           (203)                     389
Net (loss) income per share - basic and diluted                      ($0.01)                   $0.02

Weighted average shares outstanding
     - basic                                                         15,998                   15,998
     - diluted                                                       15,998                   16,699




Dr. Jonathan Landow, President and CEO of NYMI, stated, "We believe that there are significant opportunities for growth in our healthcare management business. With an increasingly complex environment, medical and healthcare practitioners desire to concentrate on the practice of medicine and other health care disciplines rather than the administration of claims and other business matters. Our ability to enable the professional corporation and other healthcare practitioners managed by NYMI to provide better healthcare solutions and enhance their practices should enable us to expand our business base. We intend to aggressively market our healthcare management services to other independent healthcare practices, including diagnostic radiology and other large specialty practices."

For more information, see the public filings made by American United Global, Inc. at www.sec.gov

Contact: David M. Barnes:  Chief Financial Officer
                           American United Global, Inc.
                           Telephone: 516-938-2323 or 425-503-9400


This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All readers are encouraged to review the Form 8-K and 8-K/A that have been filed in connection with the acquisition discussed above and which outline risk factors including debt obligations, deal terms and other relevant items. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.